EXHIBIT 99



FOR RELEASE:  IMMEDIATELY

CONTACT:  Carol Price
Fountain Powerboat Industries, Inc.
(252) 975-2000

FOUNTAIN POWERBOAT INDUSTRIES, INC. NAMES NEW CFO

WASHINGTON, NORTH CAROLINA, March 6, 2003, Mr. R. M. Fountain Jr., Chairman and Chief Executive Officer of Fountain Powerboat Industries, Inc. (NASDAQ: FPWR), producer of high performance sport boats, fish boats, and express cruisers, accepted the resignation of Hannah Hale as CFO. Hale decided not to return from maternity leave. Fountain has appointed Irving L. Smith as the new Chief Financial Officer.

Smith has worked with Fountain Powerboats as a consultant and present employee for a total of 13 years and has over 40 years of experience in Computer and Business Management. Before his promotion he served as the Director of Information Technology and will continue in this capacity. Smith is a CPIM and attended the University of Virginia where he completed Management Accounting and Control Systems specialized courses at The Colgate Darden Graduate School of Business Administration. Smith's career began at Burlington Industries, Inc. in Clarksville, Virginia where he developed initial manufacturing business systems for the division and consolidated information systems of two merging divisions of the corporation. Smith's career in the textile industry includes Director of the Corporate Data Center for United Merchants & Manufacturers, Inc. in
New York, NY, Director of Information Systems at Crompton Company in Waynesboro, VA and Director of Information Technology at National Spinning in Washington, NC.

In 1994 Smith formed an information systems and business management consulting business, ISA Group, Inc. with emphasis on supporting the marine manufacturing industry. Smith has developed and implemented accounting systems, procedures, and policies for marine businesses to meet their individual business needs. His consulting business also includes companies in communications, distribution, textiles, vehicle manufacturers, telemarketing companies, and pharmaceutical and medical devices manufacturers.

Smith serves with five other members of a top management team designed to lead the company under the direction of R. M. Fountain, Jr.